Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 12, 2023 with respect to the consolidated financial statements of Erayak Power Solution Group Inc. for the years ended December 31, 2022 and 2021 which appear in Form 20-F of Erayak Power Solution Group Inc. filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

April 23, 2025